                                                                   EXHIBIT 11.3


                       PROGENICS PHARMACEUTICALS, INC.
              PRO FORMA STATEMENT OF COMPUTATION OF LOSS PER SHARE



                                                 Year Ended      Six Months
                                                December 31,    Ended June 30,
                                                    1995             1996
                                               -------------    -------------

PRO FORMA IN ACCORDANCE
  WITH THE SECURITIES AND
  EXCHANGE COMMISSION
  STAFF ACCOUNTING
  BULLETIN NO. 64


Net loss                                       $ (4,503,496)    $ (2,085,006)
                                               -------------    -------------
                                               -------------    -------------

Weighted average number
  of common shares
  outstanding                                     2,294,675        2,294,675


Shares issuable upon
  assumed conversion
  of preferred stock                              4,259,878        4,259,878

Shares issuable upon
  exercise of outstanding
  options and warrants                              336,937          336,937


Shares assumed to be
  repurchased under the
  treasury stock method                            (765,518)        (765,518)
                                               -------------    -------------

Weighted average number
  of common shares used
  in computing per share data                     6,125,972        6,125,972
                                               -------------    -------------
                                               -------------    -------------

Net loss per share                             $      (0.74)    $      (0.34)
                                               -------------    -------------
                                               -------------    -------------